LETTER OF INTENT

THIS NON-BINDING LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 16th day of November, 2006,

BETWEEN:	MAJOR CREATIONS INCORPORATED

(“MAJOR”)

AND:	AEGIS INDUSTRIES, INC.

(“AEGIS”)

WHEREAS MAJOR believes that AEGIS has significant valuable intellectual property assets, valuable products and significant expertise in its industry;

AND WHEREAS Aegis has secured, by way of a promissory note, a loan of US$40,000 to Aegis to fund due diligence on Aegis’ financial affairs and the status of its patent applications and wishes, to complete an RTO with MAJOR to secure further financing and raise its public and business profile.

AND WHEREAS the parties wish to enter into a non-binding letter of intent which states that, upon completion of due diligence, the parties intend that MAJOR and AEGIS will negotiate a share purchase and exchange agreement whereby MAJOR would purchase all of the issued and outstanding shares of AEGIS and the principals of AEGIS would acquire a controlling equity interest in MAJOR.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.

The parties hereto agree that they will act together towards ensuring that MAJOR and AEGIS enter into, on or before November 30, 2006, a definitive share purchase and exchange agreement (the “Definitive Agreement”) containing substantially the same terms and provisions as this LOI.

2.

The Definitive Agreement shall provide for the purchase, by MAJOR, of all of the issued and outstanding shares of common stock of AEGIS (and all other equity which may be issued and outstanding, if any) in exchange for the issuance of approximately fifteen (15) million shares of common stock of MAJOR or that number of shares of common stock of MAJOR which is equal to 25% of the issued and outstanding shares of MAJOR (as calculated after the issuance of the approximately 15,000,000) The approximately fifteen (15) million shares shall be issued after a share split or consolidation, if any, referenced in Section 9(d) is effected and after MAJOR’S stock trust and transfer agent has been notified of the split or consolidation as has the NASD and, if required, the SEC.

3.

The Definitive Agreement shall provide that the Closing shall occur on or before February 28, 2007 unless otherwise agreed by the parties thereto. The Definitive Agreement shall also provide for the payment of a fee to Knight Capital, in consideration of acting as an agent and finder pursuant to these transactions, of 600,000 common shares of MAJOR.

4.

Upon execution of the Definitive Agreement, MAJOR will agree that it will effect the appointment to its Board of Directors two (2) persons chosen by AEGIS (collectively, the “New Directors”) and further agrees that all persons acting as directors and officers of MAJOR prior to the execution of the Definitive Agreement will resign their positions.

5.	The Definitive Agreement will provide that closing of the transactions contemplated in the Definitive Agreement (the “Closing”) will be conditional upon the following:

(a)	AEGIS shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets;

(b)

the receipt of any certificates, opinions and/or documents related to the Assets, as MAJOR or MAJOR may reasonably request, including documents relating to any tests performed or studies completed, provided these tests or studies are not subject to non-disclosure covenants by AEGIS in connection with any third-party customer agreements, and the status of any patent applications;

(c)	the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder;

(d)	satisfactory completion of due diligence, at the absolute and sole discretion of MAJOR, concerning the business, affairs, financial affairs and assets of AEGIS;

(e)	satisfactory completion of due diligence, at the absolute and sole discretion of AEGIS, concerning the business, affairs, financial affairs and Assets of MAJOR;

(f)	the existence of no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction; and

(g)

other than those disclosed herein in Section 18, there are no legal actions against MAJOR or directors, officers and/or shareholders of MAJOR nor does MAJOR know of any intended legal actions against it or any of its directors and MAJOR is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities.

6.	MAJOR will, in the Definitive Agreement, represent and warrant to AEGIS that:

(a)	it is a public corporation incorporated and is in good standing with all regulatory agencies and its shares will be traded on the OTC Bulletin Board;

(b)	there are no legal actions against MAJOR and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

(c)	its business and financial condition are as set forth in its filings with the SEC on the EDGAR database and is the filings are current as of the date hereof;

(d)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction;

(e)

other than those disclosed herein in Section 19, there are no legal actions against the company or directors, officers and/or shareholders of the company nor does MAJOR know of any intended legal actions against it or any of its directors and MAJOR is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities; and

(f)	there have been no other issuances or shares of its common stock other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement.

7.	AEGIS will, in the Definitive Agreement, represent and warrant to MAJOR that:

(a)	it is a private corporation incorporated in the State of Delaware and is in good standing with all regulatory agencies;

(b)

there are no legal actions against the company or directors of the company nor does AEGIS know of any intended legal actions against it or any of its directors and AEGIS is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

(c)	its business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to MAJOR prior to Closing;

(d)

it owns 100% beneficial right, title and interest in and to intellectual property and other assets (the “Assets”) which will be disclosed in a schedule to the Definitive Agreement, subject to any liens, charges, securitizations, UCC filings or debts disclosed in the schedule or financial statements of AEGIS provided to MAJOR prior to Closing; and

(e)	it will use any financing funds substantially in the manner disclosed in Schedule “A” attached hereto and entitled “Use of Proceeds”.

8.      The Definitive Agreement shall provide that each and every obligation of MAJOR to be performed hereunder shall be subject to the satisfaction prior thereto of the following conditions:

a)

the representations and warranties made by AEGIS in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b)	AEGIS shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing;

c)

MAJOR shall have been furnished that information on the business and affairs of AEGIS which it deems, in its sole and absolute discretion, to be necessary for it to meet its continuous disclosure obligations under the Securities Exchange Act of 1934 upon Closing;

d)	as of Closing there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of AEGIS to conduct its business or the earning power thereof;

e)	the completion, by AEGIS, of audited pro forma consolidated financial statements required to be filed upon Closing by MAJOR as a reporting issuer under the Securities Exchange Act of 1934;

f)	the opinion of counsel to MAJOR that the Closing will not result in MAJOR breaching any applicable securities law, rules and regulations;

g)

the completion, by AEGIS, of settlement of approximately $700,000 in debts which will, concurrently with the Closing, result in not more than $300,000 in AEGIS having not more than $300,000 in debts on Closing; and

h)

on or before five (5) days from the date hereof, MAJOR will have two (2) directors recommended by AEGIS formally appointed to its board of directors, will have entered into an audit engagement letter to appoint auditors of its financial affairs, will have entered into communications consulting agreements and will have filed any and all necessary 1934 Act filings required to disclose the transactions contemplated in this paragraph (h).

9.      The Definitive Agreement shall provide that each and every obligation of AEGIS to be performed on Closing shall be subject to the satisfaction prior thereto of the following conditions:

(a)

a total of approximately 15,000,000 shares of MAJOR, or such other number of shares of MAJOR which is equal to 25% of its issued and outstanding shares (as calculated after the issuance of the approximately 15,000,000) such shares subject to Rule 144, shall be issued to the shareholders of AEGIS, being approximately 12,000,000 shares to Kenneth Stethem and 3,000,000 to other shareholders of AEGIS, in exchange for the purchase of all of the issued and outstanding shares of AEGIS, said issuances or transfers to be made in a manner which will minimize any tax liabilities incurred by the AEGIS shareholders receiving the shares;

(b)

AEGIS shall have secured loan or equity or other financing of $40,000 on or before signing of this LOI and $300,000 within five (5) days of signing of this LOI (which $300,000 shall be included in the financing referred to in 9(d)(i) below);

(c)	AEGIS shall have provided financial statements and a statement from its intellectual property lawyers as to the state of its patent and other intellectual property applications;

(d)

the agreement by the parties that they will work together to secure further financing for AEGIS and MAJOR as follows (i) $2,000,000 on or before February 28, 2007; (ii) an additional $2,000,000 on or before May 31, 2007; (iii) an additional $2,000,000 on or before August 30, 2007; and an additional $5,000,000 on or before April 30, 2008.

10.      Neither AEGIS, on the one hand, nor MAJOR, on the other, will make any disclosure or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof without the prior knowledge of the other. For greater clarity, if any one or more of the common directors of AEGIS and MAJOR are aware of any disclosures or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof, AEGIS will be deemed to have prior knowledge of them.

11.      Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for MAJOR and AEGIS and that both parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

12.      The parties hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any or all their respective Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any or all of its respective Assets, for the term of the Definitive Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

13.      The Definitive Agreement will specify that, in the event that Closing does not occur on or before February 28, 2007, then:

(a)

the New Directors, and any directors and officers that they have appointed during their term as directors, shall resign and shall appoint ________________________as the sole director and officer of MAJOR;

(b)	the New Directors will return any and all shares of common stock which they hold in MAJOR to the treasury of MAJOR;

(c)

any and all funds loaned or transferred to February 28, 2007 to AEGIS by MAJOR will be considered to be a demand loan bearing interest at 6% per annum said loan to be secured by the Assets, accounts receivable and other assets of AEGIS; and

(d)

MAJOR, together with any of the parties making the bridge loan and other interim financing to AEGIS, agrees not to undertake, directly or indirectly the financing of, or a reverse merger with, any other business operating in the same industry as AEGIS during the term of the LOI and the term of the Definitive Agreement or in the event that the Closing does not occur by February 28, 2007, for a period of one year thereafter.

14.      This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

15.      This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all parties. The Definitive Agreement will also provide that it can be modified only by a written document signed by all parties.

16.      The parties shall, upon Closing, prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

17.      This LOI is subject to the approval of any regulatory agency having jurisdiction over the transactions contemplated herein.

18.      MAJOR acknowledges that AEGIS has disclosed that it is currently involved in no lawsuits.

19.      AEGIS acknowledges that MAJOR has disclosed that it is currently involved in no lawsuits.

20.      If this LOI accurately sets forth the terms and conditions under which you are willing to enter into the transactions contemplated hereby, please so indicate by signing and returning a copy of this letter to MAJOR, by fax, not later than 5:00 p.m. Pacific Standard Time, on November 17, 2006, failing which, any offer contained herein will be considered invalid.

21.      If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

22.      All references to currency in this LOI are references to the lawful currency of the United States of America.

DATED EFFECTIVE THIS 16TH DAY OF NOVEMBER, 2006

“Paul Evancoe”
____________________________
MAJOR CREATIONS INCORPORATED

“Ken Stethem”
____________________________
AEGIS INDUSTRIES, INC.